Exhibit 5.1

[S&K Letterhead]

October 30, 2008

OceanFreight Inc.
80 Kifissias Avenue
GR – 151 25 Amaroussion
Athens, Greece

                       Re:           OceanFreight Inc.

 Ladies and Gentlemen:

We have acted as counsel to OceanFreight Inc. (the “Company”) in connection with the Company’s Registration Statement on Form F-3 as filed with the U.S. Securities and Exchange Commission (the “Commission”) on September 3, 2008 (such registration statement as amended or supplemented from time to time) (the “Registration Statement”), with respect to the offer and sale, from time to time of an aggregate of 2,085,150 common shares, par value $0.01 (including the related preferred share purchase rights) (the “Secondary Securities”) of the Company held by the selling shareholders (the “Selling Shareholders”) identified in the Registration Statement.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the prospectus of the Company (the “Prospectus”) included in the Registration Statement; (iii) the stockholders rights agreement of the Company dated April 30, 2008 (the “Stockholders Rights Agreement”); and (iv) such corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed.  In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents.  As to various questions of fact which are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors of the Company and others.

Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that:

OceanFreight Inc.
October 30, 2008

Under the laws of the Republic of the Marshall Islands:

1.           The Secondary Securities have been duly authorized and validly issued and are fully paid and non-assessable.

2.           The preferred share purchase rights related to the common shares have been duly authorized, and when issued pursuant to the Stockholders Rights Agreement, will be validly issued, fully paid and non-assessable.

Under the laws of the State of New York, the preferred share purchase rights constitute binding obligations of the Company in accordance with the terms of the Stockholders Rights Agreement.

This opinion is limited to the law of the State of New York and the Federal law of the United States of America and the laws of the Republic of the Marshall Islands as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us and the discussions of advice provided by us under the headings “Legal Matters” in the Prospectus, without admitting we are “experts” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement.

Very truly yours,

/s/ Seward & Kissel LLP

SK 25754 0002 924136 v2A